Exhibit 4.5

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

AGREEMENT dated as of June 29, 2009 (the “Effective Date”) among (i) Euramax Holdings, Inc., a Delaware corporation (the “Company”), (ii) the holders of Common Stock listed on Schedule I hereto, (iii) any other Person that acquires any Common Stock for so long as such Common Stock constitutes Registrable Securities hereunder from any such holders, directly or indirectly, and (iv) any other Person that acquires Registrable Securities from the Company pursuant to the Management Compensation Plan directly or indirectly (collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution hereof, the Stockholders have, pursuant to that certain Purchase Agreement, dated as of the date hereof, among the Stockholders and Euramax International, Inc., a Delaware corporation (the “Borrower”), exchanged all of their Obligations under and as defined in that certain Second Lien Credit and Guaranty Agreement, dated as of June 29, 2005, (as heretofore in effect, the “Second Lien Credit Agreement”), for 100% of the stock of the Company outstanding as of the date hereof (exclusive of Common Stock reserved for the Management Compensation Plan).

WHEREAS, each Stockholder is on the date hereof the holder of the number of shares of Common Stock as is set forth on Schedule I attached hereto.

WHEREAS, the Company and the Stockholders desire to set forth their agreement as to certain matters relating to the registration of securities of the Company.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01           Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” shall have the meaning ascribed to the term “Affiliated person” in Section 2(a)(3) of the Investment Company Act of 1940, as amended, and shall include any fund or account sharing a common Investment Adviser. The term “Affiliated” shall have the correlative meaning.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Common Shares” means shares of Common Stock.

“Common Stock” means the Class A voting Common Stock, par value $1.00 per share, of the Company and any stock into which such Common Stock may hereafter be converted or changed (including by way of recapitalization, merger, consolidation, other reorganization or otherwise).

“Confidential Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Stockholder on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries.

“Effective Date” has the meaning set forth in the introduction of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor or replacement thereto.

“FINRA” means the Financial Industry Regulation Authority, Inc.

“First Public Offering” means the first Public Offering after the date hereof.

“Investment Adviser” shall have the meaning ascribed to such term in Section 2(a)(20) of the Investment Company Act of 1940, as amended, and any successor or replacement thereto.

“Management Compensation Plan” shall mean that certain Euramax Management Incentive Plan pursuant to which (i) [nine and 87/100 percent (9.87%)] of the fully diluted outstanding Common Stock of the Company as of the date hereof will be reserved for issuance to certain members of management of the Company and (ii) one percent (1%) of the fully diluted outstanding Common Stock as of the date hereof will be reserved for issuance to members of the Board, each as determined by the Board, and in each case, calculated after giving effect to the potential issuance of all Common Stock under the Management Compensation Plan.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Offering” means an underwritten public offering of Registrable Securities of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means (i) those Common Shares transferred to the holders of Common Shares listed on Schedule I hereto pursuant to that certain Purchase Agreement, dated as of the Effective Date, by and between Euramax International, Inc. and each second lien lender signatory thereto, regardless of whether such Common Shares continue to be held by the holders listed on Schedule I hereto, and (ii) Common Shares issued pursuant to the Management Incentive Plan, in each case until (A) a registration statement covering such Common Shares has been declared effective by the SEC and such Common Shares have been disposed of pursuant to such effective registration statement or (B) such Common Shares are sold, assigned or otherwise disposed of, the Company has delivered a new certificate or other evidence of ownership for such Common Shares not bearing the legend required pursuant to the Stockholders Agreement and such Common Shares may be resold without subsequent registration under the Securities Act.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration, listing and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and expenses of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 2.04(h)), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one counsel for all of the Stockholders participating in the offering (selected by the Stockholders holding the majority of the Registrable Securities to be sold for the account of all Stockholders in the offering), (ix) reasonable fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, and (xiii) all out-of-pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.04(1). Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of any Stockholders (or any agents who manage their accounts).

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities” means the Common Stock, any other equity securities of the Company and any shares of capital stock or other securities directly or indirectly exercisable for, or convertible into, such securities.

“Securities Act” means the Securities Act of 1933, as amended, and any successor or replacement thereto.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Effective Date, among the Company and the holders of Common Stock listed on Schedule I thereto.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

Section 1.02           Other Definitional and Interpretative Provisions. The words “hereof, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

REGISTRATION RIGHTS

Section 2.01           Demand Registration. (a) If at any time following one hundred and eighty (180) days after the Effective Date, the Company shall receive a request from any Stockholder, or group of Stockholders, that holds in the aggregate a majority (or, if the First Public Offering has occurred, any Stockholder or group of Stockholders, that hold, in the aggregate 10%) or more of the then outstanding Common Stock (the “Requesting Stockholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Stockholder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall give notice of such requested registration (each such request shall be referred to herein as a “Demand Registration”) at least 20 Business Days prior to the anticipated printing date for the preliminary prospectus relating to such Demand Registration to the other Stockholders and shall use its reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

(i)            all Registrable Securities for which the Requesting Stockholders have requested registration under this Section 2.01, and

(ii)           subject to the restrictions set forth in Sections 2.01(h) and Section 2.08, all other Registrable Securities that any other Stockholders (all such other Stockholders, together with the Requesting Stockholders, the “Registering Stockholders”) have requested the Company to register by request received by the Company within 20 Business Days after such Stockholders receive the Company’s notice of the Demand Registration (such request shall include all information with respect to such Stockholder required to effect the registration of such Stockholder’s Registrable Securities), all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that, subject to Section 2.01(g), the Company shall not be obligated to effect more than four (4) Demand Registrations. In no event shall the Company be required to effect more than one Demand Registration hereunder within any six-month period, and in no event shall the Company be required to effect a Demand Registration within three months of a Public Offering of Securities by the Company.

(b)           Promptly after the expiration of the 20 Business Day-period referred to in Section 2.01(a)(ii), the Company will notify all Registering Stockholders of the identities of the other Registering Stockholders and the number of shares of Registrable Securities requested to be included therein. At any time prior to the effective date of the registration statement relating to such registration, the Requesting Stockholders may revoke such request, without liability to any of the other Registering Stockholders, by providing a notice to the Company revoking such request. A request, so revoked, shall be considered to be a Demand Registration unless (i) such revocation arose out of the fault of the Company (in which case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request), or (ii) the Requesting Stockholders reimburse the Company for all Registration Expenses of such revoked request.

(c)           The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Registration is effected, except as set forth in Section 2.01(b).

(d)           Any registration statement filed pursuant to a Demand Registration requested at any time after the one-year anniversary of the First Public Offering shall be a shelf registration statement that complies with the provisions of Rule 415 under the Securities Act.

(e)           Any registration of the Company’s Common Stock pursuant to this Section 2.01 shall be effected solely for the purpose of registering the offer and sale of the Common Stock held by the Registering Stockholders and shall not be effected for any offer or sale by the Company of securities by the Company unless (i) otherwise agreed with the Requesting Stockholder, or (ii) such registration constitutes the First Public Offering.

(f)            Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect a registration pursuant to this Section 2.01 that would constitute the First Public Offering unless the proposed managing underwriter with respect to such offering advises the Company that in its view such offering would result in the Company and the Registering Stockholders receiving, in the aggregate, no less than $50,000,000 of net proceeds from sales to Persons other than Affiliates of the Company.

(g)           A Demand Registration shall not be deemed to have occurred:

(i)            unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 90 days, or in the case of a shelf registration statement, two years (or such shorter period in which all Registrable Securities of the Registering Stockholders included in such registration have actually been sold thereunder), provided that such registration statement shall not be considered a Demand Registration if, after such registration statement becomes effective, (1) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (2) less than 75% of the Registrable Securities included in such registration statement have been sold thereunder; or

(ii)           if the Maximum Offering Size is reduced in accordance with Section 2.01(h) such that less than 50% of the Registrable Securities of the Requesting Stockholders sought to be included in such registration are included.

(h)           If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Requesting Stockholders that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not

Registrable Securities) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i)            first, all Registrable Securities requested to be registered by any Registering Stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such entities on the basis of the relative number of Registrable Securities so requested to be included in such registration by each), and

(ii)           second, any securities proposed to be registered for the account of the Company.

(i)            Upon notice to each Registering Stockholder, the Company may postpone effecting a registration pursuant to this Section 2.01, and may require the Stockholders to suspend the use of any prospectus for sales of Common Shares under a registration statement, on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 75 days (which period may not be extended or renewed), if (i) an investment banking firm of recognized national standing shall advise the Company and the Requesting Stockholders in writing that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced or (ii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.

Section 2.02           Piggyback Registration. (a) If, other than pursuant to Section 2.01, the Company proposes to register any Securities under the Securities Act (other than a registration on Form S-8 or S-4, or any successor forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), whether or not for sale for its own account, the Company shall each such time give prompt notice at least 30 Business Days prior to the anticipated printing date of the preliminary prospectus relating to such registration to each Stockholder owning any Common Shares, which notice shall set forth such Stockholder’s rights under this Section 2.02 and shall offer such Stockholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Stockholder may request (a “Piggyback Registration”), subject to the provisions of Section 2.02(b). Upon the request of any such Stockholder made within 15 Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Stockholder), the Company shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Stockholders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that (i) if such registration involves an underwritten Public Offering, all such Stockholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in

Section 2.03(f)(i) on the same terms and conditions as apply to the Company or the Requesting Stockholders, as applicable, and (ii) if, at any time after giving notice of its intention to register any Securities pursuant to this Section 2.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 2.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.01. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

(b)           If a Piggyback Registration involves an underwritten Public Offering and the managing underwriter advises the Company that, in its view, the number of Shares that the Company and such Stockholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i)            first, so much of the Securities proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size,

(ii)           second, all Registrable Securities requested to be included in such registration by any Stockholders pursuant to Section 2.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each), and

(iii)          third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

Section 2.03           Registration Procedures. Whenever Stockholders request that any Registrable Securities be registered pursuant to Section 2.01 or 2.02, subject to the provisions of such Sections, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a)           Subject to Section 2.01(d), the Company shall as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become and remain effective continuously for a period of not less than 90 days, or in the case of a shelf registration statement, two years (or such shorter period in which all of the Registrable Securities of the Registering Stockholders included in such registration statement shall have actually been sold thereunder).

(b)           Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to each participating Stockholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Stockholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder. Each Stockholder shall have the right to request that the Company modify any information contained in such registration statement, amendment and supplement thereto pertaining to such Stockholder and the Company shall use its best efforts to comply with such request, provided, however, that the Company shall not have any obligation so to modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)           After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Registering Stockholders thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Registering Stockholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d)           The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Stockholder holding such Registrable Securities reasonably (in light of such Stockholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition of the Registrable Securities owned by such Stockholder, provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.03(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e)           The Company shall immediately notify each Registering Stockholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Stockholder and file with the SEC any such supplement or amendment.

(f)            (i) the Requesting Stockholders shall have the right to select an underwriter or underwriters in connection with any Public Offering resulting from the exercise by such Requesting Stockholder of a Demand Registration, which selection shall be subject to the approval of the Company, which approval shall be reasonably given, and (ii) the Company shall select an underwriter or underwriters in connection with any other Public Offering. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the FINRA.

(g)           Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Registering Stockholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Agreement and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Registering Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Securities unless and until such information is made generally available to the public. Each Registering Stockholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h)           The Company shall furnish to each such managing underwriter, if any, and shall use its reasonable best efforts to furnish to each Registering Stockholder, a signed counterpart, addressed to such Registering Stockholder or managing underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be (unless, with respect to the Registering Stockholders, such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession), as a majority of such Registering Stockholders or the managing underwriter therefor reasonably requests.

(i)            The Company shall otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(j)            The Company may require each Registering Stockholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(k)           Each Registering Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.03(e), such Stockholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.03(e), and, if so directed by the Company, such Stockholder shall deliver to the Company all copies, other than any permanent file copies then in such Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.03(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.03(e) to the date when the Company shall make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 2.03(e).

(l)            The Company shall use its reasonable best efforts to have appropriate officers of the Company (i) prepare and make presentations at any “road shows,” and (ii) otherwise use their reasonable best efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

(m)          The Company’s obligations under this Section 2.03 shall not be conditioned upon any Registering Stockholder (other than the Requesting Stockholders) meeting the information requirements of Section 2.01(a)(ii).

(n)           The Company shall use its reasonable best efforts to have the Registrable Securities covered by such registration statement approved for quotation or listing on the market or exchange where the Common Stock then trades, so long as the Company is subject to the reporting requirements under the Exchange Act and otherwise qualifies for such quotation or listing.

Section 2.04           Indemnification by the Company. The Company agrees to indemnify and hold harmless each Stockholder holding Registrable Securities covered by a registration statement, its officers, directors, employees, partners and agents, and each Person, if any, who controls such Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are arising out of or based upon any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that the Company has provided such prospectus to such Stockholder and it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such Damages. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Stockholders provided in this Section 2.04.

Section 2.05           Indemnification by Participating Stockholders. Each Stockholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Stockholder, but only (i) with respect to information furnished in writing by such Stockholder or on such Stockholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Each such Stockholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as such Stockholder is required to indemnify the Company as provided in this Section 2.05. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 2, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Stockholder shall be liable under this Section 2.05 for any Damages in excess of the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate.

Section 2.06           Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 2, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party agrees to pay such fees and expenses or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, or for fees and expenses that are not reasonable, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Section 2.07           Contribution. If the indemnification provided for in this Article 2 is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Stockholders holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Stockholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Stockholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Stockholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Stockholders or by such underwriters. The relative fault of the Company on the one hand and of each such Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.07 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.07, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Stockholder were offered to the public (less underwriters’ discounts and commissions) exceeds the amount of any Damages that such

Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Stockholder’s obligation to contribute pursuant to this Section 2.07 is several in the proportion that the proceeds of the offering received by such Stockholder bears to the total proceeds of the offering received by all such Stockholders and not joint.

Section 2.08           Participation in Public Offering. No Stockholder may participate in any Public Offering permitted under Section 2.01(d) unless such Stockholder (a) agrees to sell such Stockholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Company and Stockholders holding at least a majority of the Registrable Securities included in such Public Offering and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 2.09           Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Stockholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

Section 2.10           Cooperation by the Company. If any Stockholder shall transfer any Registrable Securities pursuant to Rule 144, the Company shall cooperate, to the extent commercially reasonable, with such Stockholder and shall provide to such Stockholder such information as such Stockholder shall reasonably request.

Section 2.11           No Transfer of Registration Rights. None of the rights of Stockholders under this Article 2 shall be assignable by any Stockholder to any Person acquiring Securities in any Public Offering.

ARTICLE 3

CERTAIN COVENANTS AND AGREEMENTS

Section 3.01           Limitations on Subsequent Registration Rights. The Company agrees that it shall not enter into any agreement with any holder or prospective holder of any securities of the Company (a) that would allow such holder or prospective holder to include such securities in any Demand Registration or Piggyback Registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not reduce the amount of the Registrable Securities of the Stockholders included therein or (b) on terms otherwise more favorable than this Agreement.

Section 3.02           Charter or Bylaw Provisions. Each Stockholder agrees to vote its Securities or execute proxies or written consents, as the case may be, to ensure that the Company’s certificate of incorporation and bylaws (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement.

Section 3.03           Conflicting Agreements. The Company represents that it has not, and agrees that it shall not, enter into any agreement that is inconsistent with the rights granted to the holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

ARTICLE 4

MISCELLANEOUS

Section 4.01           Binding Effect; Assignability. This Agreement shall be binding upon and enforceable by each of the parties hereto pursuant to, and shall inure to the benefit of and be binding upon the successors, assigns and, subject to Section 2.11, transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent holders of Registrable Securities. The failure of any party to execute this Agreement shall not prevent them from exercising their rights under this Agreement, subject to their obligations under and the terms and conditions of this Agreement. If any transferee of any holder of Registrable Securities shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such Person shall be entitled to receive the benefits hereof.

Section 4.02           Notices. All notices, requests and other communications (collectively, “Communications”) to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission,

if to the Company, to:	Euramax Holdings, Inc. 5445 Triangle Parkway Suite 350 Norcross, GA 30092 Facsimile: (770) 449-7354 Attn: R. Scott Vansant

if to any Stockholder, to:	The address of such Stockholder listed on Schedule I, or such other address as provided by such Stockholder to the Company.

All Communications shall be deemed received on the earliest of (i) the date such Communication is sent by facsimile transmission, (ii) the date such Communication is delivered in person, (iii) the day after the date such Communication is placed in overnight mail with a national overnight courier service or (iv) three days after the date such Communication is mailed by certified or registered mail, in each case so long as such day is a Business Day. If such day is not a Business Day, any such Communication shall be deemed not to have been received until the next succeeding Business Day. Any Communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

Any Person that becomes a Stockholder shall provide its address and fax number to the Company, which shall, upon request, promptly provide such information to any Stockholder requesting such information.

Section 4.03           Waiver; Amendment. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with approval of (i) a majority of the Board and (ii) Stockholders holding at least two-thirds of the then outstanding Registrable Securities. Notwithstanding the foregoing, no provision of this Agreement may be amended or waived if such amendment or waiver of any provision would have the effect of adversely and disproportionately affecting any of the rights of any of Stockholder, (y) adversely and disproportionately affecting Persons who may be granted Securities under the Management Compensation Plan, whether or not any such Securities have been granted, without the written agreement of the Chief Executive Officer of the Company or (z) treating preferentially (including the changing of any existing material right or preference) in any material way any other Stockholder over another Stockholder except by written agreement of such Stockholder or Stockholders not being granted such material right or preference.

Section 4.04           Fees and Expenses. Except as may be otherwise provided herein or in any other agreement between or among any parties hereto, the fees and expenses incurred by any Stockholder in connection with this Agreement, any amendment or waiver hereof and the transactions contemplated hereby and all matters related hereto shall be paid by such Stockholder, except the Company shall pay all fees and expenses of one counsel for all Stockholders (selected by Stockholders holding the majority of the Securities held by all Stockholders) in connection with any amendment or waiver of this Agreement or any transactions related thereto.

Section 4.05           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

Section 4.06           Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.02 shall be deemed effective service of process on such party.

Section 4.07           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.08           Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 4.09           Effectiveness. This Agreement shall become effective upon the Effective Date of and as defined in the Plan.

Section 4.10           Entire Agreement. This Agreement and the Stockholders Agreement constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

Section 4.11           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.12           Confidentiality. Any Confidential Information received by the Stockholders in connection with this Agreement, including, without limitation, a notice delivered by the Company to the Stockholders pursuant to Section 2.01(i), shall be subject to the provisions relating to confidentiality in the Stockholders Agreement.

EXECUTION VERSION

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its authorized officer and each Stockholder is deemed to have accepted and agreed this Agreement, in each case as of the day and year first above written.

EURAMAX HOLDINGS, INC.

Name:
Title:

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